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                                                                     EXHIBIT 2.3

                        I R R E V O C A B L E  P R O X Y

     THIS PROXY is made and entered into, as of the date indicated on the signature page hereof, by and between Abbingdon Venture Partners Limited Partnership-II, holder (the "Holder") of shares of Common Stock of The Pet Practice, Inc., a Delaware corporation (the "Company") and Veterinary Centers of America, Inc., a Delaware corporation ("Parent").

     With respect to the proposed Merger of the Company into Golden Merger Corporation, a Delaware corporation, pursuant to that certain Agreement and Plan of Reorganization, dated as of March 21, 1996 (the "Purchase Agreement"), the Holder agrees as follows:

     1. a. The Holder hereby appoints Robert L. Antin and Tomas W. Fuller, their successors or any other designee of Parent, the sole and exclusive and true and lawful proxy, agent and attorney-in-fact of the Holder, with full power of substitution and resubstitution, to vote or to execute and deliver written consents or otherwise act with respect to the 3,600,000 shares of Common Stock of the Company held by the Holder on the date hereof (the "Restricted Shares"), as fully, to the same extent and with the same effect as the Holder might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation, but only in connection with the approval of the Purchase Agreement and such other matters as may be necessary to effectuate the transactions contemplated under the Purchase Agreement (the "Proxy");

          b. The Holder shall execute such additional documents and take such additional actions as Parent may reasonably request to effectuate or further secure and protect the rights of Parent under this Proxy;

          c. Parent and the Holder intend that this Proxy is coupled with an interest in the Restricted Shares and in the Company, and, as a result, this Proxy shall be irrevocable until the date this Proxy terminates as provided in Section 6 hereof, whereupon it shall automatically lapse; and

          d. The Holder hereby revokes any other proxy or proxies to act and vote on behalf of any and all of the Restricted Shares and hereby ratifies and confirms all acts and votes that the Proxy specified herein may lawfully perform by virtue of this authorization.

     2. The Holder agrees that, from and after the date hereof, and until this Proxy shall terminate in accordance with Section 6 hereof, it shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of the Restricted Shares, except Holder may distribute the Restricted Shares to a general or


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limited partner of Holder provided, prior to such distribution, such partner executed an irrevocable proxy in form and substance identical to this Irrevocable Proxy (except that such irrevocable proxy shall only relate to Restricted Shares and shall not relate to, or make any representation or warranty regarding, any other shares of Common Stock of the Company) and delivers the same to Parent.

     3. The Holder represents and warrants that it beneficially and of record owns the Restricted Shares (which shares constitute all the shares of Common Stock of the Company in which Holder has a beneficial interest) and has full right, power and authority to vote such Restricted Shares and to grant this Proxy with respect to such Restricted Shares pursuant hereto, and owns such Restricted Shares free and clear of any liens, claims, encumbrances or rights or interests of others.

     4. The Holder represents and warrants that it shall, promptly following the execution of this Proxy, take action to cause the stock certificates representing the Restricted Shares to be endorsed with a legend, in form and substance reasonably satisfactory to Parent, adequately referencing this Proxy, including the grant to Parent of this Proxy and the transfer limitations in
Section 2 hereof.

     5. The Holder agrees not to take any action in respect of the Holder's ownership interest in the Restricted Shares including, without limitation, the solicitation of proxies from other stockholders of the Company or voting of the Restricted Shares, which may impede, or adversely affect the likelihood of, the consummation of the transactions contemplated under the Purchase Agreement.

     6. This Proxy shall terminate and this Proxy shall be revoked (i) only with the written consent of Parent; or (ii) on the first to occur of (a) the Closing (as defined in the Purchase Agreement); or (b) the termination of the Purchase Agreement.

     7. The Holder acknowledges that Parent's rights hereunder are unique and that it will not have adequate remedies at law for the Holder's failure to perform its obligations hereunder. Accordingly, it is agreed that Parent shall have the right to specific performance and equitable injunctive relief for the enforcement of such obligations in addition to all other available remedies at law or in equity.

     8. The Holder agrees, at or prior to the Effective Time of the Merger, to execute and deliver to Parent a written agreement in accordance with Section 8.9 of the Purchase Agreement.

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     9.   THIS PROXY SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH,
THE LAWS OF THE STATE OF DELAWARE.

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          IN WITNESS WHEREOF, this Proxy has been duly executed by or on behalf of each party as of this 21st day of March, 1996.


ATTEST:                             VETERINARY CENTERS OF AMERICA, INC.


_________________________           ___________________________________
                                    By: Robert L. Antin
                                    Its: Chief Executive Officer



WITNESS:                            ABBINGTON VENTURE PARTNERS LIMITED
                                    PARTNERSHIP-II


_________________________           ___________________________________
                                    By:
                                    Its:

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